Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust for the registration of 3,430,358 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 25, 2009 (except for Notes 2, 11, 12, 13 and 14, as to which the date is December 1, 2009 and Note 8 as to which the date is May 19, 2009), with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership included in its Current Report on Form 8-K dated December 1, 2009, and our report dated February 25, 2009 with respect to the effectiveness of internal control over financial reporting of Liberty Property Limited Partnership included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 1, 2009